Andrew M. Caggia Elected to Cohu’s Board of Directors

POWAY, Calif., August 11, 2014 — Cohu, Inc. (NASDAQ:COHU) today announced that Andrew M. Caggia has been elected to the Cohu Board of Directors.

Mr. Caggia has more than 35 years of financial management experience and from 2000 until his retirement in 2006 served as Senior Vice President and Chief Financial Officer of Standard Microsystems Corporation (SMSC), a $400 million publicly-traded, global semiconductor company. Prior to SMSC, Mr. Caggia held senior financial management positions at General Instrument/General Semiconductor and began his career at SCM Corporation. Mr. Caggia also served as a director of SMSC from 2001 until its acquisition by Microchip Technology, Inc. in 2012.

“Andy’s strong financial background and broad experience in technology make him an excellent addition to our Board of Directors,” said James A. Donahue, Chairman, President and Chief Executive Officer.

About Cohu:

Cohu is a leading supplier of semiconductor test and inspection handlers, micro-electro mechanical system (MEMS) test modules, test contactors and thermal sub-systems used by global semiconductor manufacturers and test subcontractors as well as a supplier of mobile microwave communications equipment.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones — Investor Relations (858) 848-8106.